FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $1.21, ROAA OF 1.54 PERCENT AND ROTCE OF 18.44 PERCENT FOR 3Q 2018
Year-over-year diluted EPS growth rate of 38.6 percent (34.7 percent, excluding merger-related charges)

NASHVILLE, TN, Oct. 16, 2018 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.21 for the quarter ended Sept. 30, 2018, compared to net income per diluted common share of $0.83 for the quarter ended Sept. 30, 2017, an increase of 45.8 percent. Net income per diluted common share was $3.41 for the nine months ended Sept. 30, 2018, compared to net income per diluted common share of $2.46 for the nine months ended Sept. 30, 2017, an increase of 38.6 percent.
No merger-related charges were recorded during the quarter ended Sept. 30, 2018. Net income per diluted common share was $1.21 for the three months ended Sept. 30, 2018, compared to net income per diluted common share of $0.90 for the three months ended Sept. 30, 2017, excluding pre-tax merger-related charges of $8.8 million in the third quarter of 2017, an increase of 34.4 percent. Net income per diluted common share was $3.49 for the nine months ended Sept. 30, 2018, excluding pre-tax merger-related charges of $8.3 million, compared to net income per diluted common share of $2.59 for the nine months ended Sept. 30, 2017, excluding pre-tax merger-related charges of $12.7 million, an increase of 34.7 percent.
"We continue to experience extremely strong earnings momentum," said M. Terry Turner, Pinnacle's president and chief executive officer. "We are reporting nearly 35 percent earnings growth so far this year after adjusting for merger-related charges, which showcases our associates' ability to integrate a sizable merger while maintaining our intense focus on growing the core earnings of our firm. There is great energy and optimism within our associate base, and I anticipate this will contribute to continued growth given the markets we serve, our ability to attract the best bankers to our franchise and our cultural focus on delivering differentiated customer service and enhancing long-term shareholder value."

GROWING THE CORE EARNINGS CAPACITY OF THE FIRM:

•
Loans at Sept. 30, 2018 were a record $17.46 billion, an increase of $421.2 million from June 30, 2018 and $2.20 billion from Sept. 30, 2017, reflecting year-over-year growth of 14.4 percent. Annualized organic loan growth during the third quarter of 2018 was 9.8 percent, compared to 13.5 percent for the third quarter of 2017.

◦
Average loans were $17.26 billion for the three months ended Sept. 30, 2018, up $529.4 million from the $16.73 billion for the three months ended June 30, 2018, an annualized growth rate of 12.6 percent.

◦	At Sept. 30, 2018, the remaining discount associated with fair value accounting adjustments on acquired loans was $110.0 million, compared to $132.1 million at June 30, 2018.

•	Deposits at Sept. 30, 2018 were a record $18.41 billion, an increase of $550.1 million from June 30, 2018 and $2.62 billion from Sept. 30, 2017, reflecting year-over-year growth of 16.6 percent.

◦	Average deposits were $18.11 billion for the three months ended Sept. 30, 2018, up $1.16 billion from the $16.95 billion for the three months ended June 30, 2018.

◦
Core deposits were $16.08 billion at Sept. 30, 2018, compared to $15.40 billion at June 30, 2018 and $14.24 billion at Sept. 30, 2017. The annualized growth rate of core deposits in the third quarter of 2018 was 17.4 percent.

•
Revenues for the quarter ended Sept. 30, 2018 were $240.9 million, an increase of $10.7 million and $24.7 million, respectively, from the $230.2 million recognized in the second quarter of 2018 and $216.2 million in the quarter ended Sept. 30, 2017. That is a year-over-year growth rate of 11.4 percent and an annualized growth rate of 18.5 percent in the third quarter of this year.

◦	Revenue per fully diluted share was $3.11 for the three months ended Sept. 30, 2018, compared to $2.97 for the second quarter of 2018 and $2.80 for the third quarter of 2017.

"Our model of hiring experienced bankers to produce outsized loan and deposit growth continues to work extremely well," Turner said. "Last week, we announced that we had hired 23 high-profile revenue producers across all of our markets during the third quarter, a strong predictor of our continued future growth. This compares to 39 hires in the second quarter and 22 in the first quarter. We believe our recruiting strategies are hitting on all cylinders and have resulted in accelerated hiring in our markets, which is our principal investment in future growth.
"Loan growth was approximately 10 percent on an annualized linked-quarter basis and continues to be exceptional for our firm this year, up nearly 15.6 percent on an annualized basis since the end of last year. Importantly, we are also pleased that we have experienced 16.6 percent loan growth in our primary loan growth segments, C&I and owner-occupied commercial real estate, since Dec. 31, 2017. Much of this is occurring in the Carolinas and Virginia, where many believed our ability to grow a C&I franchise would take an extended period of time. Lastly, core deposits also showed strong growth during the third quarter, up nearly 18 percent on an annualized basis, reflecting our relationship managers’ ability to gather deposits from across the franchise."

FOCUSING ON PROFITABILITY:

•
Return on average assets was 1.54 percent for the third quarter of 2018, compared to 1.50 percent for the second quarter of 2018 and 1.21 percent for the third quarter last year. Third quarter 2018 return on average tangible assets amounted to 1.67 percent, compared to 1.63 percent for the second quarter of 2018 and 1.32 percent for the third quarter last year.

◦
Excluding merger-related charges, of which there were none in the third quarter of 2018, return on average assets was 1.54 percent for the third quarter of 2018, compared to 1.54 percent for the second quarter of 2018 and 1.31 percent for the third quarter of 2017. Likewise, excluding these merger-related charges, the firm’s return on average tangible assets was 1.67 percent for the third quarter of 2018, compared to 1.67 percent for the second quarter of 2018 and 1.43 for the third quarter of 2017.

•
Return on average common equity for the third quarter of 2018 amounted to 9.60 percent, compared to 9.18 percent for the second quarter of 2018 and 6.99 percent for the third quarter last year. Third quarter 2018 return on average tangible common equity amounted to 18.44 percent, compared to 18.01 percent for the second quarter of 2018 and 14.25 percent for the third quarter last year.

◦
Excluding merger-related charges, of which there were none in the third quarter of 2018, return on average tangible common equity amounted to 18.44 percent for the third quarter of 2018, compared to 18.45 percent for the second quarter of 2018 and 15.44 percent for the third quarter of 2017.

"Our profitability metrics remain very strong and provide us leverage to invest in our future growth," said Harold R. Carpenter, Pinnacle's chief financial officer. "We are very proud of our 1.54 percent return on average assets and our 18.44 percent return on tangible common equity for the third quarter. Importantly, we continue to experience increased tangible book value accretion. Since the merger with BNC Bancorp was completed in June 2017, our tangible book value per common share has increased by more than 16 percent. We think this is a significant achievement, because since the merger date we’ve also absorbed over $39.4 million in merger-related charges, which obviously dilutes tangible book value.
"Additionally, and as a testament to our commitment to grow this firm, we now have more associates working for our firm than we had immediately following the merger, despite the fact that since the merger date we’ve completed systems conversions, branch closures and other reductions normally associated with the execution of a merger synergy case. A reduction in staff personnel is usually critical to the financial success of a merger. Rarely can a firm continue to aggressively hire for critical roles and revenue producers during the integration process and, at the same time, achieve rock-solid profitability metrics."

MAINTAINING A FORTRESS BALANCE SHEET:

•
Nonperforming assets increased to 0.55 percent of total loans and ORE at Sept. 30, 2018, compared to 0.53 percent at June 30, 2018 and 0.51 percent at Sept. 30, 2017. Nonperforming assets were $95.6 million at Sept. 30, 2018, compared to $91.1 million at June 30, 2018 and $78.1 million at Sept. 30, 2017.

•	The allowance for loan losses represented 0.46 percent of total loans at Sept. 30, 2018 compared to 0.44 percent at June 30, 2018 and 0.43 percent at Sept. 30, 2017.

◦
The ratio of the allowance for loan losses to nonperforming loans was 102.7 percent at Sept. 30, 2018, compared to 106.7 percent at June 30, 2018 and 122.0 percent at Sept. 30, 2017. At Sept. 30, 2018, purchase credit impaired loans of $12.1 million, which were recorded at fair value upon acquisition, represented 15.8 percent of our nonperforming loans.

◦
Net charge-offs were $4.4 million for the quarter ended Sept. 30, 2018, compared to $3.9 million for the quarter ended June 30, 2018 and $3.7 million for the quarter ended Sept. 30, 2017. Annualized net charge-offs as a percentage of average loans for both the quarters ended Sept. 30, 2018 and June 30, 2018 were 0.10 percent, compared to 0.14 percent for the third quarter of 2017.

◦	Provision for loan losses was $8.7 million in the third quarter of 2018, compared to $9.4 million in the second quarter of 2018 and $6.9 million in the third quarter of 2017.

"Overall, asset quality for our firm remains exceptional," Carpenter said. "We have allocated reserves to consider potential incurred losses from Hurricane Florence of approximately $2.5 million as of Sept. 30, 2018. Additionally, as we had projected last quarter, our commercial real estate to total risk-based capital ratio decreased to below 300 percent during the third quarter of 2018 and was 287.6 percent at Sept. 30, 2018. The ratio of construction loans to total risk-based capital also decreased to 87.8 percent at Sept. 30, 2018."

GROWING REVENUES

•
Net interest income for the quarter ended Sept. 30, 2018 was $189.4 million, compared to $182.2 million for the second quarter of 2018 and $172.9 million for the third quarter of 2017. That represents an annualized organic growth rate of 15.6 percent between the second and third quarter of 2018.

◦	Net interest margin was 3.65 percent for the third quarter of 2018, compared to 3.69 percent for the second quarter of 2018 and 3.87 percent for the third quarter of 2017.

◦
Included in net interest income for the third quarter of 2018 was $17.1 million of discount accretion associated with fair value adjustments, compared to $16.1 million of discount accretion recognized in the second quarter of 2018.

•
Noninterest income for the quarter ended Sept. 30, 2018 was $51.5 million, compared to $47.9 million for the second quarter of 2018 and $43.2 million for the third quarter of 2017, up 29.3 percent on an annualized basis.

◦
Wealth management revenues, which include investment, trust and insurance services, were $10.5 million for the quarter ended Sept. 30, 2018, compared to $10.5 million for the second quarter of 2018 and $8.4 million for the third quarter of 2017.

◦
Income from the firm's investment in Bankers Healthcare Group (BHG) was $14.2 million for the quarter ended Sept. 30, 2018, compared to $9.7 million for the quarter ended June 30, 2018 and $8.9 million for the quarter ended Sept. 30, 2017. Income from the firm's investment in BHG grew 59.3 percent for the quarter ended Sept. 30, 2018, compared to the quarter ended Sept. 30, 2017.

"We are reporting an annualized growth rate in net interest income of almost 16 percent, as well as a significant increase in noninterest income for the third quarter of 2018 when compared to the second quarter," Carpenter said. "Our net interest margin decreased to 3.65 percent from 3.69 percent during the previous quarter. Earning asset yields improved this quarter by 10 basis points, which was the same level of improvement reported in the previous quarter. Total funding rates increased by 14 basis points during the third quarter, compared to a 20 basis point increase in the second quarter. BHG had a strong third quarter, and we anticipate they will have a great fourth quarter as they finish out 2018.
"While many are focused internally on cost-cutting exercises, we are aggressively growing our client base across our franchise. Despite potential modest deterioration in our margins, we will continue our focus on growing net interest income since that is the key to growing our earnings and meeting our tangible book value growth goals. We believe our track record for delivering results quarter after quarter and year after year provides confidence to our shareholders that, over the long term, this firm is a sound investment for the future."

CREATING OPERATING LEVERAGE

•
Noninterest expense for the quarter ended Sept. 30, 2018 was $114.0 million, compared to $110.9 million in the second quarter of 2018 and $109.7 million in the third quarter of 2017, reflecting a year-over-year increase of 3.9 percent.

◦
Salaries and employee benefits were $69.1 million in the third quarter of 2018, compared to $64.1 million in the second quarter of 2018 and $64.3 million in the third quarter of last year, reflecting a year-over-year increase of 7.5 percent.

▪
Included in salaries and employee benefits are costs related to the firm’s annual cash incentive plan. Incentive costs for this plan amounted to $10.0 million in the third quarter of 2018, compared to $6.9 million in both the second quarter of 2018 and in the third quarter of last year.

◦
The efficiency ratio for the third quarter of 2018 decreased to 47.3 percent, compared to 48.2 percent for the second quarter of 2018. The ratio of noninterest expenses to average assets decreased to 1.87 percent for the third quarter of 2018 from 1.91 percent in the second quarter of 2018.

▪
Excluding merger-related charges, of which there were none in the third quarter of 2018, and other real estate owned (ORE) expense, the efficiency ratio was 47.3 percent for the third quarter of 2018, compared to 46.6 percent for the second quarter of 2018, and the ratio of noninterest expense to average assets was 1.87 percent for the third quarter of 2018, compared to 1.85 percent for the second quarter of 2018.

◦
The effective tax rate for the third quarter of 2018 was 20.7 percent, compared to 20.9 percent for the second quarter of 2018 and 35.2 percent for the third quarter of 2017. The Tax Cuts and Jobs Act reduced the aggregate blended federal and state statutory income tax rate for the firm from 39.23 percent to 26.14 percent.

▪
Included in income tax expense for the three and nine months ended Sept. 30, 2018 were excess tax benefits of $199,000 and $3.0 million, respectively, related to the application of FASB Accounting Standards Update (ASU) 2016-09, Stock Compensation Improvements to Employee Share-Based Payment Activity compared to $59,000 and $4.6 million, respectively, for the three and nine months ended Sept. 30, 2017.

▪	Inclusive of all of these matters, the firm anticipates an effective tax rate of between 20.0 and 21.0 percent for calendar year 2018.

"Our efficiency ratio for the third quarter was 47 percent, slightly higher than the ratio for the second quarter, excluding merger-related charges and ORE expense," Carpenter said. "We are very pleased with both the efficiency ratio and the expense to asset ratio given our hiring activity and that we were able to increase our incentive accruals in the third quarter by $3.1 million over the amounts we expensed in the second quarter. We have increased our target payout percentage to approximately 90 percent as of Sept. 30, 2018. Our ability to maintain our incentive accrual at 90 percent or increase it will depend on our ability to achieve the revenue and earnings necessary to fund such increases."

BOARD OF DIRECTORS DECLARES DIVIDEND

On Oct.16, 2018, Pinnacle’s Board of Directors approved an increase to the quarterly cash dividend to $0.16 per common share to be paid on Nov. 30, 2018 to common shareholders of record as of the close of business on Nov. 2, 2018. The amount and timing of any future dividend payments to common shareholders will be subject to the discretion of Pinnacle’s Board of Directors.

WEBCAST AND CONFERENCE CALL INFORMATION

Pinnacle will host a webcast and conference call at 8:30 a.m. (CDT) on Oct. 17, 2018 to discuss third quarter 2018 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to 2018 deposit data from the FDIC. Pinnacle earned a place on FORTUNE’s 2017 and 2018 lists of the 100 Best Companies to Work For in the U.S., and American Banker recognized Pinnacle as one of America’s Best Banks to Work For six years in a row.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $24.6 billion in assets as of Sept. 30, 2018. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 11 primarily urban markets in Tennessee, the Carolinas and Virginia.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
###

Forward-Looking Statements

All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to:  (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits; (iii) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the historical growth rate of its, or such entities', loan portfolio; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (vi) the impact of competition with other financial institutions, including pricing pressures (including those resulting from the Tax Cuts and Jobs Act) and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (vii) greater than anticipated adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina and Virginia,  particularly in commercial and residential real estate markets; (viii) fluctuations or unanticipated changes in interest rates on loans or deposits or that affect the yield curve; (ix) the results of regulatory examinations; (x) a merger or acquisition; (xi) risks of expansion into new geographic or product markets; (xii) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including intangible assets; (xiii) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment resulting from the Tax Cuts and Jobs Act) or otherwise to attract customers from other financial institutions; (xiv) further deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xv) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Financial's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xvi) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xvii) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Financial contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xviii) the possibility of increased compliance and operational costs as a result of increased regulatory oversight, including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients;  (xix) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xx) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxi) the availability and access to capital; (xxii) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions; and (xxiii) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters

This release contains certain non-GAAP financial measures, including, without limitation, revenues per diluted share, earnings per diluted share, efficiency ratio and the ratio of noninterest expense to average assets, in each case excluding the impact of expenses related to other real estate owned, gains or losses on sale of investments, the revaluation of Pinnacle Financial’s deferred tax assets and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude expenses associated with Pinnacle Bank's merger with BNC. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2018 versus certain periods in 2017 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED
(dollars in thousands)
	September 30, 2018	December 31, 2017	September 30, 2017
ASSETS
Cash and noninterest-bearing due from banks	$145,638	$176,553	$132,324
Interest-bearing due from banks	394,129	496,911	270,563
Federal funds sold and other	11,313	106,132	5,395
Cash and cash equivalents	551,080	779,596	408,282

Securities available-for-sale, at fair value	3,004,582	2,515,283	2,880,181
Securities held-to-maturity (fair value of $192.5 million, $20.8 million, and $21.0 million at Sept. 30, 2018, Dec. 31, 2017, and Sept. 30, 2017, respectively)	194,997	20,762	20,848
Consumer loans held-for-sale	47,417	103,729	105,032
Commercial loans held-for-sale	11,402	25,456	20,385

Loans	17,464,009	15,633,116	15,259,786
Less allowance for loan losses	(79,985)	(67,240)	(65,159)
Loans, net	17,384,024	15,565,876	15,194,627

Premises and equipment, net	268,387	266,014	270,136
Equity method investment	221,302	221,667	211,502
Accrued interest receivable	73,366	57,440	54,287
Goodwill	1,807,121	1,808,002	1,802,534
Core deposits and other intangible assets	48,737	56,710	59,781
Other real estate owned	17,467	27,831	24,339
Other assets	927,663	757,334	738,437
Total assets	$24,557,545	$22,205,700	$21,790,371

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$4,476,925	$4,381,386	$4,099,086
Interest-bearing	3,195,657	2,987,291	2,571,765
Savings and money market accounts	7,262,968	6,548,964	6,595,640
Time	3,471,965	2,534,061	2,523,094
Total deposits	18,407,515	16,451,702	15,789,585
Securities sold under agreements to repurchase	130,217	135,262	129,557
Federal Home Loan Bank advances	1,520,603	1,319,909	1,623,947
Subordinated debt and other borrowings	465,487	465,505	465,461
Accrued interest payable	20,944	10,480	10,715
Other liabilities	115,738	114,890	97,757
Total liabilities	20,660,504	18,497,748	18,117,022

Preferred stock, no par value; 10.0 million shares authorized; no shares issued and outstanding	—	—	—
Common stock, par value $1.00; 180.0 million shares authorized at Sept. 30, 2018 and 90.0 million shares authorized at Dec. 31, 2017 and Sept. 30, 2017, respectively; 77.9 million, 77.7 million shares and 77.7 million shares issued and outstanding at Sept. 30, 2018, Dec. 31, 2017 and Sept. 30, 2017, respectively	77,867	77,740	77,652
Additional paid-in capital	3,123,323	3,115,304	3,105,578
Retained earnings	750,363	519,144	503,270
Accumulated other comprehensive loss, net of taxes	(54,512)	(4,236)	(13,151)
Total stockholders' equity	3,897,041	3,707,952	3,673,349
Total liabilities and stockholders' equity	$24,557,545	$22,205,700	$21,790,371

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for per share data)	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Interest income:
Loans, including fees	$221,901	$208,758	$183,570	$621,873	$389,093
Securities
Taxable	12,209	11,748	12,067	35,179	26,765
Tax-exempt	10,074	8,350	4,620	25,709	8,533
Federal funds sold and other	3,926	2,128	1,639	7,861	3,376
Total interest income	248,110	230,984	201,896	690,622	427,767

Interest expense:
Deposits	44,172	32,767	19,104	100,920	38,216
Securities sold under agreements to repurchase	165	143	148	438	277
Federal Home Loan Bank advances and other borrowings	14,353	15,838	9,734	43,137	20,984
Total interest expense	58,690	48,748	28,986	144,495	59,477
Net interest income	189,420	182,236	172,910	546,127	368,290
Provision for loan losses	8,725	9,402	6,920	25,058	17,384
Net interest income after provision for loan losses	180,695	172,834	165,990	521,069	350,906

Noninterest income:
Service charges on deposit accounts	6,404	6,065	5,921	18,289	13,955
Investment services	5,237	4,906	3,660	15,250	9,592
Insurance sales commissions	2,126	2,048	2,123	7,293	5,444
Gains on mortgage loans sold, net	3,902	3,777	5,963	11,423	14,785
Investment gains on sales, net	11	—	—	41	—
Trust fees	3,087	3,564	2,636	9,768	6,019
Income from equity method investment	14,236	9,690	8,937	33,286	25,514
Other noninterest income	16,475	17,889	14,008	48,250	33,392
Total noninterest income	51,478	47,939	43,248	143,600	108,701

Noninterest expense:
Salaries and employee benefits	69,117	64,112	64,288	196,948	146,316
Equipment and occupancy	19,252	18,208	16,590	55,203	36,978
Other real estate, net	67	819	513	92	827
Marketing and other business development	3,293	2,544	2,222	8,084	6,228
Postage and supplies	1,654	2,291	1,755	5,984	4,074
Amortization of intangibles	2,616	2,659	3,077	7,973	5,745
Merger-related expenses	—	2,906	8,847	8,259	12,740
Other noninterest expense	17,991	17,369	12,444	50,935	30,679
Total noninterest expense	113,990	110,908	109,736	333,478	243,587
Income before income taxes	118,183	109,865	99,502	331,191	216,020
Income tax expense	24,436	23,000	35,060	67,069	68,839
Net income	$93,747	$86,865	$64,442	$264,122	$147,181

Per share information:
Basic net income per common share	$1.22	$1.13	$0.84	$3.42	$2.48
Diluted net income per common share	$1.21	$1.12	$0.83	$3.41	$2.46

Weighted average shares outstanding:
Basic	77,145,023	77,123,854	76,678,584	77,116,377	59,371,202
Diluted	77,490,977	77,468,082	77,232,098	77,442,554	59,910,344

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	September	June	March	December	September	June
	2018	2018	2018	2017	2017	2017
Balance sheet data, at quarter end:
Commercial and industrial loans	$5,006,247	4,821,299	4,490,886	4,141,341	3,971,227	3,688,357
Commercial real estate - owner occupied	2,688,247	2,504,891	2,427,946	2,460,015	2,433,762	2,368,641
Commercial real estate - investment	3,818,055	3,822,182	3,714,854	3,564,048	3,398,381	3,357,120
Commercial real estate - multifamily and other	708,817	697,566	651,488	645,547	617,899	661,611
Consumer real estate - mortgage loans	2,815,160	2,699,399	2,580,766	2,561,214	2,541,180	2,552,927
Construction and land development loans	2,059,009	2,133,646	2,095,875	1,908,288	1,939,809	1,772,799
Consumer and other	368,474	363,870	364,202	352,663	357,528	357,310
Total loans	17,464,009	17,042,853	16,326,017	15,633,116	15,259,786	14,758,765
Allowance for loan losses	(79,985)	(75,670)	(70,204)	(67,240)	(65,159)	(61,944)
Securities	3,199,579	2,975,469	2,981,301	2,536,046	2,901,029	2,448,198
Total assets	24,557,545	23,988,370	22,935,174	22,205,700	21,790,371	20,886,154
Noninterest-bearing deposits	4,476,925	4,361,414	4,274,213	4,381,386	4,099,086	3,893,603
Total deposits	18,407,515	17,857,418	16,502,909	16,451,702	15,789,585	15,757,475
Securities sold under agreements to repurchase	130,217	128,739	131,863	135,262	129,557	205,008
FHLB advances	1,520,603	1,581,867	1,976,881	1,319,909	1,623,947	725,230
Subordinated debt and other borrowings	465,487	465,433	465,550	465,505	465,461	465,419
Total stockholders' equity	3,897,041	3,826,677	3,749,303	3,707,952	3,673,349	3,615,327

Balance sheet data, quarterly averages:
Total loans	$17,259,139	16,729,734	15,957,466	15,520,255	15,016,642	9,817,139
Securities	3,075,633	2,970,267	2,829,604	2,850,322	2,741,493	1,798,334
Federal funds sold and other	647,728	442,401	335,093	439,167	379,769	269,645
Total earning assets	20,982,500	20,142,402	19,122,163	18,809,744	18,137,904	11,885,118
Total assets	24,125,051	23,236,945	22,204,599	21,933,500	21,211,459	13,335,359
Noninterest-bearing deposits	4,330,917	4,270,459	4,304,186	4,165,876	3,953,855	2,746,499
Total deposits	18,112,766	16,949,374	16,280,581	16,091,700	15,828,480	10,394,267
Securities sold under agreements to repurchase	146,864	123,447	129,969	134,983	160,726	99,763
FHLB advances	1,497,511	1,884,828	1,584,281	1,465,145	1,059,032	399,083
Subordinated debt and other borrowings	468,990	474,328	471,029	477,103	473,805	375,249
Total stockholders' equity	3,874,430	3,795,963	3,732,633	3,706,741	3,655,029	2,057,505

Statement of operations data, for the three months ended:
Interest income	$248,110	230,984	211,528	208,371	201,896	123,743
Interest expense	58,690	48,748	37,057	33,354	28,986	17,116
Net interest income	189,420	182,236	174,471	175,017	172,910	106,627
Provision for loan losses	8,725	9,402	6,931	6,281	6,920	6,812
Net interest income after provision for loan losses	180,695	172,834	167,540	168,736	165,990	99,815
Noninterest income	51,478	47,939	44,183	36,202	43,248	35,057
Noninterest expense	113,990	110,908	108,580	122,973	109,736	71,798
Income before taxes	118,183	109,865	103,143	81,965	99,502	63,074
Income tax expense	24,436	23,000	19,633	55,167	35,060	19,988
Net income	$93,747	86,865	83,510	26,798	64,442	43,086

Profitability and other ratios:
Return on avg. assets (1)	1.54%	1.50%	1.53%	0.48%	1.21%	1.30%
Return on avg. common equity (1)	9.60%	9.18%	9.07%	2.87%	6.99%	8.40%
Return on avg. tangible common equity (1)	18.44%	18.01%	18.12%	5.76%	14.25%	13.58%
Dividend payout ratio (16)	14.89%	16.57%	18.36%	20.00%	17.34%	18.01%
Net interest margin (2)	3.65%	3.69%	3.77%	3.76%	3.87%	3.68%
Noninterest income to total revenue (3)	21.37%	20.83%	20.21%	17.27%	19.88%	24.74%
Noninterest income to avg. assets (1)	0.85%	0.83%	0.81%	0.66%	0.80%	1.05%
Noninterest exp. to avg. assets (1)	1.87%	1.91%	1.98%	2.22%	2.05%	2.16%
Efficiency ratio (4)	47.32%	48.18%	49.66%	58.22%	50.77%	50.67%
Avg. loans to avg. deposits	95.29%	98.70%	98.02%	96.45%	94.87%	94.45%
Securities to total assets	13.03%	12.40%	13.00%	11.42%	13.31%	11.72%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	September 30, 2018			September 30, 2017
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1)	$17,259,139	$221,901	5.15%	$15,016,642	$183,570	4.91%
Securities
Taxable	1,803,104	12,209	2.69%	2,080,512	12,067	2.30%
Tax-exempt (2)	1,272,529	10,074	3.72%	660,981	4,620	3.72%
Federal funds sold and other	647,728	3,926	2.40%	379,769	1,639	1.71%
Total interest-earning assets	20,982,500	$248,110	4.76%	18,137,904	$201,896	4.50%
Nonearning assets
Intangible assets	1,857,413			1,860,282
Other nonearning assets	1,285,138			1,213,273
Total assets	$24,125,051			$21,211,459

Interest-bearing liabilities
Interest-bearing deposits:
Interest bearing demand deposits	$828,420	$2,566	1.23%	$616,404	$1,213	0.78%
Interest checking	2,247,605	5,277	0.93%	2,042,329	2,155	0.42%
Savings and money market	7,284,373	21,125	1.15%	6,727,136	10,725	0.63%
Time	3,421,451	15,204	1.76%	2,488,756	5,011	0.80%
Total interest-bearing deposits	13,781,849	44,172	1.27%	11,874,625	19,104	0.64%
Securities sold under agreements to repurchase	146,864	165	0.44%	160,726	148	0.37%
Federal Home Loan Bank advances	1,497,511	8,171	2.16%	1,059,032	3,959	1.48%
Subordinated debt and other borrowings	468,990	6,182	5.29%	473,805	5,775	4.84%
Total interest-bearing liabilities	15,895,214	58,690	1.46%	13,568,188	28,986	0.85%
Noninterest-bearing deposits	4,330,917	—	—	3,953,855	—	—
Total deposits and interest-bearing liabilities	20,226,131	$58,690	1.15%	17,522,043	$28,986	0.66%
Other liabilities	20,490			34,387
Stockholders' equity	3,874,430			3,655,029
Total liabilities and stockholders' equity	$24,121,051			$21,211,459
Net interest income		$189,420			$172,910
Net interest spread (3)			3.30%			3.65%
Net interest margin (4)			3.65%			3.87%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and include $3.8 million of taxable equivalent income for the quarter ended September 30, 2018 compared to $3.6 million for the quarter ended September 30, 2017.

(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the quarter ended September 30, 2018 would have been 3.61% compared to a net interest spread of 3.84% for the quarter ended September 30, 2017.

(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Nine months ended			Nine months ended
	September 30, 2018			September 30, 2017
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1)	$16,653,548	$621,873	5.04%	$11,154,340	$389,093	4.73%
Securities
Taxable	1,796,816	35,179	2.62%	1,593,590	26,765	2.25%
Tax-exempt (2)	1,162,587	25,709	3.51%	404,756	8,533	3.78%
Federal funds sold and other	476,219	7,861	2.21%	300,552	3,376	1.50%
Total interest-earning assets	20,089,170	$690,622	4.66%	13,453,238	$427,767	4.34%
Nonearning assets
Intangible assets	1,860,649			1,075,109
Other nonearning assets	1,246,081			830,337
Total assets	$23,195,900			$15,358,684

Interest-bearing liabilities
Interest-bearing deposits:
Interest bearing demand deposits	$803,230	$6,483	1.08%	$554,196	$2,712	0.65%
Interest checking	2,205,466	12,853	0.78%	1,652,738	5,062	0.41%
Savings and money market	6,850,249	49,294	0.96%	5,043,033	21,175	0.56%
Time	2,960,055	32,290	1.46%	1,498,114	9,267	0.83%
Total interest-bearing deposits	12,819,000	100,920	1.05%	8,748,081	38,216	0.58%
Securities sold under agreements to repurchase	133,489	438	0.44%	113,687	277	0.33%
Federal Home Loan Bank advances	1,655,222	24,867	2.01%	560,121	6,347	1.52%
Subordinated debt and other borrowings	470,564	18,270	5.19%	401,814	14,637	4.87%
Total interest-bearing liabilities	15,078,275	144,495	1.28%	9,823,703	59,477	0.81%
Noninterest-bearing deposits	4,301,952	—	—	3,050,640	—	—
Total deposits and interest-bearing liabilities	19,380,227	$144,495	1.00%	12,874,343	$59,477	0.62%
Other liabilities	14,145			20,486
Stockholders' equity	3,801,528			2,463,855
Total liabilities and stockholders' equity	$23,195,900			$15,358,684
Net interest income		$546,127			$368,290
Net interest spread (3)			3.38%			3.53%
Net interest margin (4)			3.70%			3.75%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and include $10.4 million of taxable equivalent income for the nine months ended September 30, 2018 compared to $8.3 million for the nine months ended September 30, 2017.

(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the nine months ended September 30, 2018 would have been 3.67% compared to a net interest spread of 3.72% for the nine months ended September 30, 2017.

(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	September	June	March	December	September	June
	2018	2018	2018	2017	2017	2017
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$77,868	70,887	70,202	57,455	53,414	40,217
Other real estate (ORE) and other nonperforming assets (NPAs)	17,731	20,229	24,533	28,028	24,682	25,153
Total nonperforming assets	$95,599	91,116	94,735	85,483	78,096	65,370
Past due loans over 90 days and still accruing interest	$1,773	1,572	1,131	4,139	3,010	1,691
Accruing troubled debt restructurings (5)	$6,125	5,647	6,115	6,612	15,157	14,248
Accruing purchase credit impaired loans	$21,473	22,993	24,398	26,719	29,254	34,874
Net loan charge-offs	$4,410	3,936	3,967	4,200	3,705	3,218
Allowance for loan losses to nonaccrual loans	102.7%	106.7%	100.0%	117.0%	122.0%	154.0%
As a percentage of total loans:
Past due accruing loans over 30 days	0.25%	0.23%	0.24%	0.38%	0.24%	0.20%
Potential problem loans (6)	1.16%	1.00%	0.97%	1.05%	0.97%	1.26%
Allowance for loan losses	0.46%	0.44%	0.43%	0.43%	0.43%	0.42%
Nonperforming assets to total loans, ORE and other NPAs	0.55%	0.53%	0.58%	0.55%	0.51%	0.44%
Nonperforming assets to total assets	0.39%	0.38%	0.41%	0.38%	0.36%	0.31%
Classified asset ratio (Pinnacle Bank) (8)	13.7%	12.6%	12.6%	12.9%	12.7%	14.2%
Annualized net loan charge-offs to avg. loans (7)	0.10%	0.10%	0.10%	0.13%	0.14%	0.17%
Wtd. avg. commercial loan internal risk ratings (6)	4.5	4.4	4.4	4.5	4.5	4.5

Interest rates and yields:
Loans	5.15%	5.04%	4.91%	4.87%	4.91%	4.66%
Securities	3.11%	2.91%	2.87%	2.68%	2.64%	2.51%
Total earning assets	4.76%	4.66%	4.56%	4.46%	4.50%	4.21%
Total deposits, including non-interest bearing	0.97%	0.78%	0.60%	0.53%	0.48%	0.42%
Securities sold under agreements to repurchase	0.44%	0.47%	0.40%	0.38%	0.37%	0.32%
FHLB advances	2.16%	2.06%	1.79%	1.64%	1.48%	1.49%
Subordinated debt and other borrowings	5.29%	5.20%	5.11%	4.83%	4.84%	4.87%
Total deposits and interest-bearing liabilities	1.15%	1.01%	0.81%	0.73%	0.66%	0.61%

Capital and other ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	15.9%	16.0%	16.3%	16.7%	16.9%	17.3%
Common equity Tier one	9.4%	9.3%	9.2%	9.2%	9.4%	9.5%
Tier one risk-based	9.4%	9.3%	9.2%	9.2%	9.4%	9.5%
Total risk-based	12.1%	12.0%	12.0%	12.0%	12.3%	12.6%
Leverage	8.8%	8.8%	8.8%	8.7%	8.9%	14.5%
Tangible common equity to tangible assets	9.0%	8.9%	9.0%	9.1%	9.1%	9.2%
Pinnacle Bank ratios:
Common equity Tier one	10.3%	10.2%	10.3%	10.3%	10.7%	11.0%
Tier one risk-based	10.3%	10.2%	10.3%	10.3%	10.7%	11.0%
Total risk-based	11.4%	11.2%	11.3%	11.4%	11.8%	12.1%
Leverage	9.6%	9.7%	9.8%	9.7%	10.1%	16.7%
Construction and land development loans as a percentage of total capital (19)	87.8%	94.6%	96.1%	89.4%	88.1%	85.1%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (19)	287.6%	304.3%	306.2%	297.1%	289.1%	286.4%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	September	June	March	December	September	June
	2018	2018	2018	2017	2017	2017

Per share data:
Earnings – basic	$1.22	1.13	1.08	0.35	0.84	0.81
Earnings – diluted	$1.21	1.12	1.08	0.35	0.83	0.80
Common dividends per share	$0.14	0.14	0.14	0.14	0.14	0.14
Book value per common share at quarter end (9)	$50.05	49.15	48.16	47.70	47.31	46.56
Tangible book value per common share at quarter end (9)	$26.21	25.28	24.24	23.71	23.32	22.58
Revenue per diluted share	$3.11	2.97	2.83	2.73	2.80	2.64
Revenue per diluted share, excluding investment (gains) losses on sale of securities, net	$3.11	2.97	2.83	2.83	2.80	2.64
Noninterest expense per diluted share	$1.47	1.43	1.40	1.59	1.42	1.34
Noninterest expense per diluted share, excluding the impact of other real estate expense and merger-related charges	$1.47	1.38	1.34	1.34	1.30	1.28

Investor information:
Closing sales price on last trading day of quarter	$60.15	61.35	64.20	66.30	66.95	62.80
High closing sales price during quarter	$66.20	68.10	69.45	69.30	66.95	69.10
Low closing sales price during quarter	$60.05	61.35	60.20	63.85	58.50	60.00

Other information:
Gains on residential mortgage loans sold:
Residential mortgage loan sales:
Gross loans sold	$278,073	264,934	237,667	289,149	299,763	245,474
Gross fees (10)	$7,756	7,134	6,036	7,364	9,050	7,361
Gross fees as a percentage of loans originated	2.79%	2.69%	2.54%	2.55%	3.02%	3.00%
Net gain on residential mortgage loans sold	$3,902	3,777	3,744	3,839	5,963	4,668
Investment gains (losses) on sales of securities, net (15)	$11	—	30	(8,265)	—	—
Brokerage account assets, at quarter end (11)	$3,998,774	3,745,635	3,508,669	3,266,936	2,979,936	2,815,501
Trust account managed assets, at quarter end	$2,074,027	1,920,226	1,844,871	1,837,233	1,880,488	1,804,811
Core deposits (12)	$16,076,859	15,400,142	14,750,211	14,838,208	14,236,205	14,461,407
Core deposits to total funding (12)	78.3%	76.9%	77.3%	80.8%	79.1%	84.3%
Risk-weighted assets	$20,705,547	20,151,827	19,286,101	18,812,653	18,164,765	17,285,264
Number of offices	115	115	114	114	123	121
Total core deposits per office	$139,799	133,914	129,388	130,160	115,742	119,516
Total assets per full-time equivalent employee	$10,917	10,911	10,677	10,415	9,930	9,398
Annualized revenues per full-time equivalent employee	$424.9	419.9	412.8	393.1	390.8	255.7
Annualized expenses per full-time equivalent employee	$201.0	202.3	205.0	228.8	198.4	129.6
Number of employees (full-time equivalent)	2,249.5	2,198.5	2,148.0	2,132.0	2,194.5	2,222.5
Associate retention rate (13)	91.1%	89.6%	89.9%	93.5%	98.3%	87.1%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended			Nine Months Ended
(dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017

Net interest income	$189,420	182,236	172,910	546,127	368,290

Noninterest income	51,478	47,939	43,248	143,600	108,701
Total revenues	240,898	230,175	216,158	689,727	476,991

Noninterest expense	113,990	110,908	109,736	333,478	243,587
Less: Other real estate (ORE) expense	67	819	513	92	827
Merger-related charges	—	2,906	8,847	8,259	12,740
Noninterest expense excluding the impact of ORE expense and merger-related charges	113,923	107,183	100,376	325,127	230,020

Adjusted pre-tax pre-provision income (14)	$126,975	122,992	115,782	364,600	246,971

Efficiency ratio (4)	47.32%	48.18%	50.77%	48.35%	51.07%
Adjustment due to ORE expense and merger-related charges	(0.03%)	(1.61%)	(4.33%)	(1.21%)	(2.85%)
Efficiency ratio (excluding ORE expense and merger-related charges)	47.29%	46.57%	46.44%	47.14%	48.22%

Total average assets	$24,125,051	23,236,945	21,211,459	23,195,900	15,358,684

Noninterest expense to average assets	1.87%	1.91%	2.05%	1.92%	2.12%
Adjustment due to ORE expense and merger-related charges	—%	(0.06%)	(0.17%)	(0.05%)	(0.12%)
Noninterest expense (excluding ORE expense and merger-related charges) to average assets (1)	1.87%	1.85%	1.88%	1.87%	2.00%

Net income	$93,747	86,865	64,442	264,122	147,181
Merger-related charges	—	2,906	8,847	8,259	12,740
Tax effect on merger-related charges (18)	—	(760)	(3,471)	(2,159)	(4,998)
Net income excluding merger-related charges	$93,747	89,011	69,818	270,222	154,923

Basic earnings per share	$1.22	1.13	0.84	3.42	2.48
Adjustment due to merger-related charges	—	0.02	0.07	0.08	0.13
Basic earnings per share excluding merger-related charges	$1.22	1.15	0.91	3.50	2.61

Diluted earnings per share	$1.21	1.12	0.83	3.41	2.46
Adjustment due to merger-related charges	—	0.03	0.07	0.08	0.13
Diluted earnings per share excluding merger-related charges	$1.21	1.15	0.90	3.49	2.59

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended			Nine Months Ended
(dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017

Return on average assets	1.54%	1.50%	1.21%	1.52%	1.28%
Adjustment due to merger-related charges	—%	0.04%	0.10%	0.04%	0.07%
Return on average assets excluding merger-related charges	1.54%	1.54%	1.31%	1.56%	1.35%

Tangible assets:
Total assets	$24,557,545	23,988,370	21,790,371	24,557,545	21,790,371
Less: Goodwill	(1,807,121)	(1,807,121)	(1,802,534)	(1,807,121)	(1,802,534)
Core deposit and other intangible assets	(48,737)	(51,353)	(59,781)	(48,737)	(59,781)
Net tangible assets	$22,701,687	22,129,896	19,928,056	22,701,687	19,928,056

Tangible equity:
Total stockholders' equity	$3,897,041	3,826,677	3,673,349	3,897,041	3,673,349
Less: Goodwill	(1,807,121)	(1,807,121)	(1,802,534)	(1,807,121)	(1,802,534)
Core deposit and other intangible assets	(48,737)	(51,353)	(59,781)	(48,737)	(59,781)
Net tangible common equity	$2,041,183	1,968,203	1,811,034	2,041,183	1,811,034

Ratio of tangible common equity to tangible assets	8.99%	8.89%	9.09%	8.99%	9.09%

Average tangible assets:
Average assets	$24,125,051	23,236,945	21,211,459	23,195,900	15,358,684
Less: Average goodwill	(1,807,121)	(1,807,850)	(1,801,424)	(1,807,672)	(1,042,488)
Average core deposit and other intangible assets	(50,292)	(53,018)	(59,521)	(52,978)	(32,881)
Net average tangible assets	$22,267,638	21,376,077	19,350,514	21,335,250	14,283,315

Return on average assets	1.54%	1.50%	1.21%	1.52%	1.28%
Adjustment due to goodwill, core deposit and other intangible assets	0.13%	0.13%	0.11%	0.14%	0.10%
Return on average tangible assets	1.67%	1.63%	1.32%	1.66%	1.38%
Adjustment due to merger-related charges	—%	0.04%	0.11%	0.03%	0.07%
Return on average tangible assets excluding merger-related charges	1.67%	1.67%	1.43%	1.69%	1.45%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended				Nine Months Ended
(dollars in thousands, except per share data)	September 30,	June 30,	September 30,		September 30,	September 30,
	2018	2018	2017		2018	2017

Average tangible stockholders' equity:
Average stockholders' equity	$3,874,430	3,795,963	3,655,029		3,801,528	2,463,855
Less: Average goodwill	(1,807,121)	(1,807,850)	(1,801,424)		(1,807,672)	(1,042,488)
Average core deposit and other intangible assets	(50,292)	(53,018)	(59,521)		(52,978)	(32,881)
Net average tangible common equity	$2,017,017	1,935,095	1,794,084		1,940,878	1,388,486

Return on average common equity	9.60%	9.18%	6.99%		9.29%	7.99%
Adjustment due to goodwill, core deposit and other intangible assets	8.84%	8.83%	7.26%		8.90%	6.18%
Return on average tangible common equity (1)	18.44%	18.01%	14.25%		18.19%	14.17%
Adjustment due to merger-related charges	—%	0.44%	1.19%		0.42%	0.75%
Return on average tangible common equity excluding merger-related charges	18.44%	18.45%	15.44%		18.61%	14.92%

Total average assets	$24,125,051	23,236,945	21,211,459		23,195,900	15,358,684

Book value per common share at quarter end	$50.05	49.15	47.31	47.70	50.05	47.31
Adjustment due to goodwill, core deposit and other intangible assets	(23.84)	(23.87)	(23.99)		(23.84)	(23.99)
Tangible book value per common share at quarter end (9)	$26.21	25.28	23.32	23.71	26.21	23.32

Noninterest expense per diluted share	$1.47	1.43	1.42		4.31	4.07
Adjustment due to ORE expense and merger-related charges	—	(0.05)	(0.12)		(0.11)	0.23
Noninterest expense (excluding ORE expense and merger-related charges) per diluted share	$1.47	1.38	1.30		4.20	3.84

Equity method investment (17)
Fee income from BHG, net of amortization	$14,236	9,690	8,937		33,286	25,514
Funding cost to support investment	2,260	2,114	1,951		6,378	5,570
Pre-tax impact of BHG	11,976	7,576	6,986		26,908	19,944
Income tax expense at statutory rates	3,131	1,980	2,741		7,034	7,824
Earnings attributable to BHG	$8,845	5,596	4,245		19,874	12,120

Basic earnings per share attributable to BHG	$0.11	0.07	0.06		0.26	0.20
Diluted earnings per share attributable to BHG	$0.11	0.07	0.06		0.26	0.20

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.).  All of these loans continue to accrue interest at the contractual rate.

6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 1 to 10 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. A "1" risk rating is assigned to credits that exhibit Excellent risk characteristics, "2" exhibit Very Good risk characteristics, "3" Good, "4" Satisfactory, "5" Acceptable or Average, "6" Watch List, "7" Criticized, "8" Classified or Substandard, "9" Doubtful and "10" Loss (which are charged-off immediately).  Additionally, loans rated "8" or worse that are not nonperforming or restructured loans are considered potential problem loans.  Generally, consumer loans are not subjected to internal risk ratings. Data presented represents legacy Pinnacle portfolio at period end date.

7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period goodwill, core deposit and other intangibles as a percentage of end of period assets.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for loan losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.

9. Book value per share computed by dividing total stockholders' equity by common shares outstanding. Tangible book value per share computed by dividing total stockholder's equity, less goodwill, core deposit and other intangibles by common shares outstanding.

10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. Periods prior to the second quarter of 2018 have been restated to reflect regulatory changes that were adopted in the second quarter of 2018 that permit reciprocal deposits to be treated as core deposits if they otherwise qualify as such. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.

13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.

14. Adjusted pre-tax, pre-provision income excludes the impact of other real estate expenses and income and merger-related charges.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of both credit losses and losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.

16. The dividend payout ratio is calculated as the sum of the annualized dividend rate divided by the trailing 12-months fully diluted earnings per share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.

18. Tax effect calculated using the blended statutory rate of 39.23% for all periods prior to 2018. For 2018, tax effect calculated using the blended statutory rate of 26.14%.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.